Exhibit 99.1

FIDELITY D & D BANCORP, INC.

PRESS RELEASE

Date: April 20, 2005

Contacts:

Steven C. Ackmann President and Chief Executive Officer 570-346-4156	Salvatore R. DeFrancesco, Jr. Treasurer and Chief Financial Officer 570-504-8000

FIDELITY D & D BANCORP, INC.
REPORTS IMPROVED FIRST QUARTER 2005 EARNINGS

Dunmore, PA – Fidelity D & D Bancorp, Inc., (OTC Bulletin Board: FDBC), parent company of The Fidelity Deposit and Discount Bank, announced net income for the quarter ended March 31, 2005 of $1,019,000, a 63% increase compared to net income of $625,000 for the same quarter of 2004.  Earnings per share were $0.55 and $0.34 for the quarters ended March 31, 2005 and 2004, respectively.

Net interest income increased to $4,276,000 for the quarter ended March 31, 2005, an overall increase of $343,000, or 9%, over the $3,933,000 recorded during the same quarter of 2004.

Total interest income increased by $11,000 from $6,963,000 to $6,974,000, while total interest expense decreased by $332,000, or 11%, from $3,030,000 to $2,698,000 for the quarters ended March 31, 2004 and 2005, respectively.  Rates paid on deposits continue to lower interest expense, primarily due to the anticipated rundown of matured high cost certificates and an overall favorable re-pricing of other certificates of deposit.  Yields on earning assets improved during the first quarter of 2005, producing increased interest income compared to the same period last year.  As an overall result, the net interest margin increased 46 basis points to 3.48% in the first quarter of 2005, compared to 3.02% for the first quarter of 2004.

During the first quarter of 2005, the provision for loan losses was $80,000 compared to $850,000 in the same quarter of 2004. Strong efforts from the Company’s loan workout and collection departments led to payoffs and pay-downs of several impaired loans during the first quarter of 2005.  These efforts also produced significant recoveries of prior charge-offs, further building the allowance for loan losses. The recoveries and provision increased the allowance for loan losses to 1.56% of total loans at March 31, 2005, from 1.47% at March 31, 2004.

Service charges and other fee income collected from operations continued to improve in 2005.  Total other income recorded for the quarter ended March 31, 2005 was $748,000 compared with $946,000 for the same quarter in 2004.  The 2005 results include a write-down on leased asset residual values of $220,000, on which the Company recognized a valuation allowance after analysis of loss exposure remaining as the lease portfolio runs off over the rest of 2005. Absent the lease provision, other income was $968,000, a $22,000 increase over the quarter ended March 31, 2004.

Total other expenses increased 9%, from $3,275,000 to $3,566,000 for the quarters ending March 31, 2005 and 2004.  This operating expense increase resulted primarily from increased professional service and audit fees, costs of newly added managerial education and sales training seminars and advertising expenses, which included home equity lending promotional expenses during the first quarter of 2005.

Steve Ackmann, President and CEO commented, “This quarter’s results show continued progress in our plan to work toward providing strong financial performance.  I commend the entire staff of Fidelity for their efforts toward achieving these much improved earnings.  We are also grateful for the continued support of our shareholders, as we continue to build Fidelity into a well-performing independent community bank.”

The Company’s total assets increased from $536,675,000 at December 31, 2004 to $539,859,000 at March 31, 2005

Fidelity D & D Bancorp, Inc. serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 12 community banking offices and 22 ATM locations.

For more information please visit our web site at www.the-fidelity.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

As of March 31, 2005 and December 31, 2004

At Period End:	March 31, 2005	December 31, 2004

Assets
Total cash and cash equivalents	$21,754,310	$10,216,394
Investment securities	114,505,711	120,237,518
Loans and leases	383,893,563	388,110,551
Allowance for loan losses	(6,000,956)	(5,987,798)
Premises and equipment, net	10,955,283	11,163,292
Life insurance cash surrender value	7,671,229	7,613,437
Other assets	7,080,389	5,321,744

Total assets	$539,859,529	$536,675,138

Liabilities
Non-interest bearing	$65,843,312	$65,357,535
Interest-bearing deposits	314,182,057	300,257,800
Total deposits	380,025,369	365,615,335
Short-term borrowings	39,070,822	50,534,046
Long-term debt	70,926,430	71,119,188
Other liabilities	3,610,398	3,039,809
Total liabilities	493,633,019	490,308,378

Shareholders’ equity	46,226,510	46,366,760

Total liabilities and shareholders’ equity	$539,859,529	$536,675,138

Average Quarterly Balances:	March 31, 2005	December 31, 2004

Assets
Total cash and cash equivalents	$11,419,978	$10,865,359
Investment securities	124,789,895	127,386,620
Loans and leases, net	379,745,036	378,978,981
Premises and equipment, net	11,016,622	11,201,185
Other assets	13,098,148	13,271,732

Total assets	$540,069,679	$541,703,877

Liabilities
Non-interest bearing deposits	$65,860,720	$67,616,836
Interest bearing-deposits	299,614,296	302,580,348
Total deposits	365,475,016	370,197,184
Short-term borrowings and long-term debt	125,100,693	122,529,886
Other liabilities	2,800,285	2,915,991
Total liabilities	493,375,994	495,643,061

Shareholders’ equity	46,693,685	46,060,816

Total liabilities and shareholders’ equity	$540,069,679	$541,703,877

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended
	March 31, 2005	March 31, 2004
Interest income
Loans and leases	$5,781,378	$5,545,860
Securities and other	1,192,907	1,417,465

Total interest income	6,974,285	6,963,325

Interest expense
Deposits	1,556,239	1,941,320
Borrowings and debt	1,142,242	1,089,060

Total interest expense	2,698,481	3,030,380

Net interest income	4,275,804	3,932,945

Provision for loan losses	80,000	850,000
Other income	747,613	946,417
Other expenses	3,565,912	3,275,027
Provision for income taxes	358,116	129,428
Net income	$1,019,389	$624,907

Selected financial ratios and other data:

	Three months ended March 31,
Selected returns and financial ratios	2005	2004
Diluted earnings per share	$0.55	$0.34
Dividends per share	$0.22	$0.22
Yield on interest-earning assets (FTE)	5.62%	5.28%
Cost of average interest-bearing liabilities	2.58%	2.67%
Net interest spread	3.04%	2.61%
Net interest margin	3.48%	3.02%
Return on average assets	0.77%	0.44%
Return on average equity	8.85%	5.65%
Efficiency ratio	69.28%	65.47%
Expense ratio	2.11%	1.65%

Other data

	As of March 31,
	2005	2004
Book value per share	$25.07	$24.80
Equity to assets	8.56%	8.09%
Allowance for loan losses to:
Total loans	1.56%	1.47%
Non-accrual loans	65.64%	47.89%
Non-accrual loans to net loans	2.42%	2.59%
Non-performing assets to total assets	1.86%	2.32%